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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 2012 (except for the change in the name of Radiation Therapy Services Holdings, Inc. to 21st Century Oncology Holdings, Inc. as described in Note 1, the effects of net loss per common share for the year ended December 31, 2011, the adoption of the Executive Bonus Plan and entry into the Fourth Amended and Restated Limited Liability Company Agreement and equity incentive grants made thereunder as described in Note 3, as to which the date is December 9, 2013 and the second paragraph of Legal Proceedings included in Note 16, as to which the date is February 18, 2014) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-193877) and the related Prospectuses of 21st Century Oncology Holdings, Inc. (formerly Radiation Therapy Services Holdings, Inc.) for the registration of shares of its Common Stock and Series A Mandatory Convertible Junior Non-Voting Preferred Stock.

/s/ Ernst & Young LLP Certified Public Accountants

Tampa, Florida
May 16, 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm